NEITHER THIS NOTE NOR THE SECURITIES THAT ARE ISSUABLE TO THE HOLDER UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC 6049(B)(4) OF THE INTERNAL REVENUE CODE AND REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITES STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC. 6049(B)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).

PROMISSORY NOTE

Denver, Colorado

Issuance Date: As of  __________

Effective Date: As of  __________

$750,000.00

FOR VALUE RECEIVED, MusclePharm Corporation, a corporation incorporated under the laws of the State of Nevada and with an office located at 4721 Ironton Street, Building A, Denver, CO 90839 (the “Company”), hereby promises to pay to the order of TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership located at 1404 Rodman Street, Hollywood, FL 33020, and its successors or assigns (the “Holder”), the principal amount of Seven Hundred Fifty Thousand and 00/100 United States Dollars (US$750,000.00) on or prior to July 12, 2013 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of twelve percent (12%) per annum (the “Applicable Rate”) commencing as of the date the proceeds hereunder are funded to the Company (the “Funding Date”), in accordance with the terms hereof. This Convertible Promissory Note (this note, and all modifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, hereinafter referred to as the “Note”) shall be payable in accordance with the terms set forth below.

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1.           Payments of Principal and Interest.

(a)          Payment of Principal. The principal amount of this Note, together with all accrued and unpaid interest and all other sums due and payable hereunder and/or under the “Security Agreement” or any other “Transaction Documents” (as both terms are hereinafter defined), shall be due and payable in full to the Holder on or prior to the Maturity Date.

(b)          Monthly Payments. Interest on the unpaid principal balance of this Note shall accrue at the Applicable Rate commencing on the Funding Date. In addition, the Company shall make monthly payments of principal and interest to the Holder commencing on the twelfth (12th) day of August, 2012, and on the twelfth (12th) day of each consecutive calendar month thereafter while this Note is outstanding, until the Maturity Date, based on the payment and amortization schedule attached hereto as Exhibit “A”. Interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed. Accrued and unpaid interest under this Note shall be paid in full on the Maturity Date. Any accrued but unpaid interest shall, at the option of the Holder, be included, from time to time, in the Conversion Amount (as defined herein).

(c)          Payment of Default Interest. Any amount of principal or interest on this Note which is not paid when due shall bear interest from the date due until such past due amount is paid at a rate of interest equal to the lesser of: (i) eighteen percent (18%) per annum; or (ii) the highest non-usurious rate permitted by applicable law (the “Default Rate”). Any accrued but unpaid interest at the Default Rate shall, at the option of the Holder, be included, from time to time, in the Conversion Amount.

(d)          General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer to the Holder’s wire instructions set forth below, or such other account as the Holder may designate by written notice to the Company from time to time in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Florida are authorized or required by law or executive order to remain closed. All payments hereunder shall be applied first towards costs and expenses due under this Note and any other Transaction Documents, second towards the payment of accrued and unpaid interest under this Note, and third towards the principal outstanding hereunder. Wire Instructions for all sums due and payable hereunder are as follows:

TCA Global Credit Master Fund, LP (US Dollars)

Correspondent Bank:

Bank of New York

1 Wall Street

New York, New York 10286

ABA# 021-0000-18

SWIFT: IRVTUS3N

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Beneficiary Bank:

Caledonian Bank Limited

A/C Number: 89-000-50977

SWIFT: CBTLKYKY

For Final Credit:

Account Name: Caledonian Fund Services (Cayman) Limited – Client Bank Account

Account Number: 0201420308681001

Beneficiary Reference: TCA Global Credit Master Fund, LP A/C # 0201420310849001

(e)         Optional Prepayment. At any time prior to the Maturity Date and/or the Conversion Date, the Company may pre-pay this Note in full or in part, without penalty. Upon prepayment of this Note in full, the Holder shall have no further rights under this Note (except for such rights that may specifically survive the payment of the Note), including no rights of conversion.

2.          Conversion of Note. At any time and from time to time while this Note is outstanding on or after the Funding Date, but only after the occurrence of an Event of Default, this Note may be, at the sole option of the Holder, convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in accordance with the terms and conditions set forth in this Section 2.

(a)          Voluntary Conversion. At any time while this Note is outstanding on or after the Funding Date, but only after the occurrence of an Event of Default, the Holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable hereunder or under any of the other Transaction Documents (such total amount, the “Conversion Amount”) into shares of Common Stock of the Company (the “Conversion Shares”) at a price equal to: (i) the Conversion Amount (the numerator); divided by (ii) ninety-five percent (95%) of the average daily volume weighted average price of the Company’s Common Stock during the five (5) trading days immediately prior to the Conversion Date (as defined below) as indicated in the conversion notice (in the form attached hereto as Exhibit “B”, the “Conversion Notice”) (the denominator) (the “Conversion Price”). The Holder shall submit a Conversion Notice indicating the amount of the Note being converted, the number of Conversion Shares issuable upon such conversion, and where the Conversion Shares should be delivered.

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(b)          The Holder’s Conversion Limitations.

(1)         The Company shall not affect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Holder, the Holder (together with the Holder’s affiliates (as defined herein) and any Persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). To ensure compliance with this restriction, prior to delivery of any Conversion Notice, the Holder shall have the right to request that the Company provide to the Holder a written statement of the percentage ownership of the Company’s Common Stock that would by beneficially owned by the Holder and its affiliates in the Company if the Holder converted such portion of this Note then intended to be converted by Holder. The Company shall, within two (2) Business Days of such request, provide Holder with the requested information in a written statement, and the Holder shall be entitled to rely on such written statement from the Company in issuing its Conversion Notice and ensuring that its ownership of the Company’s Common Stock is not in excess of the Beneficial Ownership Limitation. The restriction described in this Section may be waived by Holder, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage.

For purposes of this Note, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note.  The limitations contained in this Section shall apply to a successor holder of this Note. For purposes of this Note, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(c)          Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(1) Holder’s Delivery Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder shall transmit by facsimile or electronic mail (or otherwise deliver) a copy of the fully executed Conversion Notice to the Company (or, under certain circumstances as set forth below, by delivery of the Conversion Notice to the Company’s transfer agent).

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(2)         Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than two (2) Business Days after receipt of such Conversion Notice, send, via facsimile or electronic mail (or otherwise deliver) a confirmation of receipt of such Conversion Notice (the “Conversion Confirmation”) to the Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. In the event the Company fails to issue its Conversion Confirmation within said two (2) Business Day time period, the Holder shall have the absolute and irrevocable right and authority to deliver the fully executed Conversion Notice to the Company’s transfer agent, and pursuant to the terms of Section 2(f) below, the Company’s transfer agent shall issue the applicable Conversion Shares to Holder as hereby provided. Within five (5) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), provided that the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, the Company shall cause the transfer agent to (or, if for any reason the Company fails to instruct or cause its transfer agent to so act, then pursuant to Section 2(f) below, the Holder may request and require the Company’s transfer agent to) electronically transmit the applicable Conversion Shares to which the Holder shall be entitled by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, and provide proof satisfactory to the Holder of such delivery. In the event that the Company’s transfer agent is not participating in the DTC FAST program and is not otherwise DWAC eligible, within five (5) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), the Company shall instruct and cause its transfer agent to (or, if for any reason the Company fails to instruct or cause its transfer agent to so act, then pursuant to Section 2(f) below, the Holder may request and require the Company’s transfer agent to) issue and surrender to a nationally recognized overnight courier for delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(3)         Record Holder. The Person(s) entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.

(4)         Failure to Deliver Certificates. If in the case of any Conversion Notice, the certificate or certificates are not delivered to or as directed by the Holder by the date required hereby, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates representing the principal amount of this Note unsuccessfully tendered for conversion to the Company.

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(5)         Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof and accrued but unpaid interest thereon in accordance with the terms of this Note, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates representing Conversion Shares pursuant to timing and delivery requirements of this Note, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $1.00 per day for each day after the date by which such certificates should have been delivered until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant this Note or any agreement securing the indebtedness under this Note for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Nothing herein shall prevent the Holder from having the Conversion Shares issued directly by the Company’s transfer agent in accordance with Section 2(f) below, in the event for any reason the Company fails to issue or deliver, or cause its transfer agent to issue and deliver, the Conversion Shares to the Holder upon exercise of Holder’s conversion rights hereunder. Notwithstanding anything contained in this Section 2(c)(5) to the contrary, the foregoing penalty shall not apply in the event the failure to deliver the certificates representing the Conversion Shares is the direct result of any strike, lock-out, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, or through an act of God (each an “Event of Force Majeure”), provided, however, if an Event of Force Majeure occurs, the certificates representing the Conversion Shares shall nonetheless be delivered within ten (10) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), regardless of the occurrence of an Event of Force Majeure, failure of which shall result in the imposition of the penalties and other remedies provided in this Section 2(c)(5).

(6)         Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes, or any other issuance or transfer fees of any nature or kind that may be payable in respect of the issue or delivery of such certificates, any such taxes or fees, if payable, to be paid by the Company.

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(d)          Adjustments to Conversion Price.

(1)         Stock Dividends and Stock Splits.  If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on outstanding shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

(2)         Fundamental Transaction. If, at any time while this Note is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(3)         Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Note, the Company shall promptly deliver to Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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(4)         Notice to Allow Conversion by Holder.  If: (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Company’s records, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Note during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

(e)          Reservation of Common Stock. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion, based upon the Conversion Price. If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, the Company shall immediately take such action as is required to increase the number of Conversion Shares authorized and available to allow for the Holder to effectuate a full conversion of this Note at the Conversion Price. Specifically, if the Company does not have sufficient authorized and unissued shares of Common Stock available to allow for the Holder to effectuate a full conversion of this Note at the Conversion Price, the Company shall call and hold a special meeting of the shareholders within ten (10) Business Days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized.

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(f)            Matters With Respect to Securities.

(i)          Issuance of Conversion Shares. In the event, for any reason, the Company fails to issue, or cause its transfer agent (the “Transfer Agent”) to issue, any portion of the Conversion Shares to the Holder in connection with the exercise by Holder of any of its conversion rights hereunder, then the parties hereto acknowledge that Holder shall irrevocably be entitled to deliver to the Transfer Agent, on behalf of itself and the Company, a Conversion Notice requesting the issuance of the Conversion Shares then issuable in accordance with the terms hereof, and the Transfer Agent, provided they are the acting transfer agent for the Company at the time, shall, and the Company hereby irrevocably authorizes and directs the Transfer Agent to, without any further confirmation or instructions from the Company, issue the Conversion Shares applicable to the Conversion Notice then being exercised, and surrender to a nationally recognized overnight courier for delivery to Holder at the address specified in the Conversion Notice, a certificate of the Common Stock of the Company, registered in the name of Holder, for the number of Conversion Shares to which Holder shall be then entitled hereunder, as set forth in the Conversion Notice.

(ii)         Removal of Restrictive Legends. In the event that Holder has any shares of the Company’s Common Stock bearing any restrictive legends, and Holder, through its counsel or other representatives, submits to the Transfer Agent any such shares for the removal of the restrictive legends thereon, whether in connection with a sale of such shares pursuant to any exemption to the registration requirements under the Securities Act, or otherwise, and the Company and or its counsel refuses or fails for any reason to render an opinion of counsel or any other documents or certificates required for the removal of the restrictive legends, then the Company hereby agrees and acknowledges that Holder is hereby irrevocably and expressly authorized to have counsel to Holder render any and all opinions and other certificates or instruments which may be required for purposes of removing such restrictive legends, and the Company hereby irrevocably authorizes and directs the Transfer Agent to, without any further confirmation or instructions from the Company, issue any such shares without restrictive legends as instructed by Holder, and surrender to a common carrier for overnight delivery to the address as specified by Holder, certificates, registered in the name of Holder or its designees, representing the shares of Common Stock to which Holder is entitled, without any restrictive legends and otherwise freely transferable on the books and records of the Company.

(iii)        Authorized Agent of the Company. The Company hereby irrevocably appoints the Holder and its counsel and its representatives, each as the Company’s duly authorized agent and attorney-in-fact for the Company for the purposes of authorizing and instructing the Transfer Agent to process issuances, transfers and legend removals upon instructions from Holder, or any counsel or representatives of Holder, as specifically contemplated herein. The authorization and power of attorney granted hereby is coupled with an interest and is irrevocable so long as any obligations of the Company under this Note or any other Transaction Documents remain outstanding, and so long as the Holder owns or has the right to receive, any shares of the Company’s Common Stock hereunder. In this regard, the Company hereby confirms to the Transfer Agent and the Holder that it can NOT and will NOT give instructions, including stop orders or otherwise, inconsistent with the terms of this Section 2(f) with regard to the matters contemplated herein, and that the Holder shall have the absolute right to provide a copy of this Note to the Transfer Agent as evidence of the Company’s irrevocable authority for Holder and Transfer Agent to process issuances, transfers and legend removals upon instructions from Holder, or any counsel or representatives of Holder, as specifically contemplated herein, without any further instructions, orders or confirmations from the Company.

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(iv)        Injunction and Specific Performance. The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision of this Section 2(f), the Holder will be irreparably damaged and that damages at law would be an inadequate remedy if the provisions in this Section 2(f) were not specifically enforced.  Therefore, in the event of a breach or threatened breach of any provision of this Section 2(f) by the Company, the Holder shall be entitled to obtain, in addition to all other rights or remedies Holder may have, at law or in equity, an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of this Section 2(f).

3.          Voting Rights. The Holder shall have no voting rights under this Note, except as required by applicable law, including, but not limited to, the Nevada Corporations Law, and as expressly provided in this Note.

4.          Short Sales. Holder represents and agrees, as applicable: (i) neither Holder, nor any of its “Affiliates” (as such term is defined in set forth in Rule 405 of the Securities Act), has, prior to the Effective Date, entered into or effected any Short Sales; and (ii) so long as the Note remains outstanding, neither Holder, nor any of its Affiliates will enter into or effect any Short Sales. The Company acknowledges and agrees that upon submission of a Conversion Notice as set forth herein, Holder immediately owns the Common Stock described in the Conversion Notice and any sale of that Common Stock issuable under such Conversion Notice would not be considered Short Sales. For purposes herein, “Short Sales” shall mean entering into any short sale or other hedging transaction which establishes a net short position with respect to the Company’s Common Stock.

5.          Secured Nature of Note. The indebtedness evidenced by this Note is secured by all of the assets and property of the Company pursuant to that certain Security Agreement by and between the Company and Holder made as of the Effective Date (the “Security Agreement”). This Note, the Security Agreement, and all other documents and instruments heretofore or hereafter executed in connection with the indebtedness evidenced by this Note (whether by the Company or any other guarantor, or obligor of the indebtedness evidenced hereby), and all modifications, extensions, future advances, and renewals thereof, and any substitutions therefor, being herein collectively referred as the “Transaction Documents.” All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Transaction Documents which are to be kept and performed by the Company are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and the Company covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

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6.          Defaults and Remedies.

(a)         Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Company shall fail to pay any installment of interest, principal or other sums due under this Note or any other Transaction Document within five (5) Business Days of when any such payment shall be due and payable; (ii) the Company makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Company files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Company admits, in writing, its inability to pay its debts as they become due (provided, however, that receipt by the Company of an audit letter from its accountants questioning the viability of the Company as a going concern shall not, in and of itself, be construed as an admission by the Company of its inability to pay its debts as they become due; further provided, however, that receipt of any such letter shall not preclude the Holder from declaring any other default that may be applicable as a result of such a letter or the financial state of the Company giving rise to such a latter, either under this Note or any other Transaction Documents); (vii) a proceeding or petition in bankruptcy is filed against the Company and such proceeding or petition is not dismissed within forty-five (45) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; or (ix) the Company shall fail to perform, comply with or abide by any of the material stipulations, agreements, conditions and/or covenants contained in this Note, any other Transaction Documents, or any other agreements between the Company and the Holder, on the part of the Company to be performed, complied with, or abided by, and such failure is not cured within ten (10) days after written notice of such failure is delivered by Holder to the Company.

(b)          Remedies. Upon the occurrence of one or more Events of Default, the Holder, at its option and without further notice, demand or presentment for payment to the Company or others, may declare the then outstanding principal balance of this Note, together with all other sums due under the Note and the other Transaction Documents, immediately due and payable, together with all accrued and unpaid interest thereon and thereafter all such sums shall bear interest at the Default Rate, together with all reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment thereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and all other sums due by the Company hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Note or the other Transaction Documents. Any accrued but unpaid interest and other sums due by the Company hereunder and under the Transaction Documents shall, at the option of the Holder, be included, from time to time, in the Conversion Amount.

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7.          Lost or Stolen Note. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and customary for similar circumstances in commercial lender/borrower circumstances, and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into Common Stock.

8.          Cancellation. After all principal, accrued interest and all other sums at any time owed on this Note or any other Transaction Documents have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

9.          Waivers. The Company hereby waives and releases all benefit that might accrue to the Company by virtue of any present or future laws exempting any property that may serve as security for this Note, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, exemption from civil process, or extension of time for payment, including, without limitation, any and all homestead exemption rights of the Company; and the Company agrees that any property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order or manner desired by Holder. In addition, the Company and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Note or the other Transaction Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note or the other Transaction Documents; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Note or the other Transaction Documents from time to time prior to or after the maturity of this Note without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Company or any other person or party to become liable hereunder or against any collateral that may secure this Note in order to enforce the payment of this Note; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Holder of any such person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Note.

10.         Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, provided, however, nothing contained herein shall limit the Holder’s ability to bring suit or enforce this Note in any other jurisdiction. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Company Initials _______

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11.         Indemnity and Expenses. The Company agrees:

(a)          To indemnify and hold harmless the Holder and each of its partners, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments, suits, actions, threats and liabilities (including, without limitation, attorneys’ fees and expenses) in any way arising out of or in connection with this Note; and

(b)          To pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by the Company to perform or observe any of the provisions hereof. The provisions of this Section 11 shall survive the execution and delivery of this Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Note.

12.         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies of the Holder as provided herein, or the other Transaction Documents, shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

13.         Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

14.         Failure or Indulgence Not Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder or under any Transaction Documents, unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

Company Initials _______

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15.         Notice. Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing, and such notice shall be deemed properly given in accordance with the notice provisions set forth in the Security Agreement securing this Note.

16.         Usury Savings Clause. Notwithstanding any provision in this Note or the other Transaction Documents, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder of this Note may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of the parties that the Company does not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

17.         Binding Effect. This Note shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of Holder and the successors and assigns of Holder.

18.         Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

19.         Participations. Holder may from time to time sell or assign, in whole or in part, or grant participations in this Note and/or the obligations evidenced hereby, subject to first obtaining the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Company (to the extent of such holder’s interest or participation), in each case as fully as though the Company was directly indebted to such holder.

Company Initials _______

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20.        Fees. The Company agrees to pay to Holder a funding fee equal to five percent (5.0%) of the original face amount of this Note, due and payable upon the execution of this Note. Such fee may be withheld and deducted by Holder from the proceeds of this Note otherwise payable to the Company. In addition, the Company agrees to pay to its counsel, Lucosky Brookman LLP, a fee pursuant to a separate agreement in connection with such firm’s work in connection with such firm’s preparation and filing of an S-1 registration statement for the Company, which fees the Company agrees may be withheld and deducted by Holder from the proceeds of this Note otherwise payable to the Company, and paid directly to such law firm.

21.         Amendments. The provisions of this Note may be changed only by a written agreement executed by the Company and Holder.

22.         Non-U.S. Status. THE HOLDER IS A NON-U.S. PERSON AS THAT TERM IS DEFINED IN THE UNITED STATES INTERNAL REVENUE CODE.  IT IS HEREBY AGREED AND UNDERSTOOD THAT THE OBLIGATIONS HEREUNDER MAY BE SOLD OR RESOLD ONLY TO NON-U.S. PERSONS.  THE INTEREST PAYABLE HEREUNDER IS PAYABLE ONLY OUTSIDE THE UNITED STATES.  ANY U.S. PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAW.

[Signature page follows]

Company Initials _______

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IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the Effective Date set forth above.

MUSCLEPHARM CORPORATION

By:
Name: Brad Pyatt
Title: Chief Executive Officer

[ signature page to Promissory Note ]

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Exhibit A

PAYMENT SCHEDULE

Payment Date	Payment No.	Interest Payment	Prin. Payment	Redemption prem. %	Prem. Payable	Total Payable	Balance Outstanding
							$750,000.00
8/12/2012	1	$7,500.00	$59,136.59	0%	0.00	$66,636.59	$690,863.41
9/12/12	2	$6,908.63	$59,727.96	0%	0.00	$66,636.59	$631,135.45
10/12/12	3	$6,311.35	$60,325.24	0%	0.00	$66,636.59	$570,810.21
11/12/12	4	$5,708.10	$60,928.49	0%	0.00	$66,636.59	$509,881.72
12/12/12	5	$5,098.82	$61,537.77	0%	0.00	$66,636.59	$448,343.95
1/12/13	6	$4,483.44	$62,153.15	0%	0.00	$66,636.59	$386,190.80
2/12/13	7	$3,861.91	$62,774.68	0%	0.00	$66,636.59	$323,416.11
3/12/13	8	$3,234.16	$63,402.43	0%	0.00	$66,636.59	$260,013.68
4/12/13	9	$2,600.14	$64,036.45	0%	0.00	$66,636.59	$195,977.23
5/12/13	10	$1,959.77	$64,676.82	0%	0.00	$66,636.59	$131,300.41
6/12/13	11	$1,313.00	$65,323.59	0%	0.00	$66,636.59	$65,976.82
7/12/13	12	$659.77	$65,976.82	0%	0.00	$66,636.59	-

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EXHIBIT B

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or interest under the Convertible Promissory Note (the “Note”) of MusclePharm Corporation, a corporation incorporated under the laws of the State of Nevada (the “Company”), into shares of common stock, par value $0.001 per share (the “Common Shares”), of the Company in accordance with the conditions of the Note, as of the date written below.

Based solely on information provided by the Company to Holder, the undersigned represents and warrants to the Company that its ownership of the Common Shares does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, specified under Section 2(b) of the Note.

Conversion calculations

Effective Date of Conversion:

Principal Amount and/or Interest to be Converted:

Number of Common Shares to be Issued:

[HOLDER]

By:

Name:

Title:

Address:

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